REPORT OF INDEPENDENT ACCOUNTANTS




 To the Board of Directors and Shareholders of Scientific Measurement Systems, Inc.

  In our opinion, the accompanying balance sheet and the related statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Scientific
  Measurement Systems, Inc. at July 31, 1994, and the results of its operations and its cash flows for each of the two years in the period ended July 31, 1994 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion express above.

  The Company's revenues have declined and the Company has incurred recurring net losses. Additionally, the Company has a working capital deficit of approximately $311,000 at July 31, 1994. Management's plans to mitigate the effect of these conditions are discussed in Note 1 to the financial statements.


 /s/
 PRICE WATERHOUSE

 Austin, Texas
 September 16, 1994,
   except as to Notes 2, 3 and 10, which are as of October 21, 1994